Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Ionetix Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	457(a)	114,575,962	$3.00	$343,727,886.00	0.0001381	$47,468.82

Total Offering Amounts:							$343,727,886.00		47,468.82
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$47,468.82

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Ionetix Corporation (the “Company”) that become issuable in respect of the securities identified in the table above by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of Common Stock, including as a result of the anti-dilution provisions of the warrants referred to in note (2) below.

Represents shares of Common Stock offered for resale by the selling stockholders named in the prospectus, consisting of (i) 10,962,268 shares of Common Stock issued in the private placement offering that closed on April 9, 2026 and June 1, 2026 (the “Private Placement”); (ii) 277,696 shares of Common Stock issued to Eli Lilly and Company pursuant to a termination agreement; (iii) 876,983 shares of Common Stock issuable upon exercise of the warrants issued to U.S. registered broker-dealers acting as placement agents in connection with the Private Placement; (iv) 7,403,263 shares of Common Stock issuable upon exercise of warrants assumed by the Company in connection with the merger (the “Merger”) between the Company and Ionetix Radioisotopes, Inc., a privately held Delaware corporation; (v) 89,905,179 shares of Common Stock issued to certain selling stockholders on April 9, 2026 in connection with the closing of the Merger; (vi) 750,573 shares of Common Stock issued upon exercise of warrants and stock options following the closing of the Merger; and (vii) 4,400,000 shares of Common Stock held by the stockholders of JDEV Acquisition Corp., the Company’s predecessor, prior to the Merger. The Company will not receive any proceeds from the resale of such shares by the selling stockholders.

The proposed maximum offering price per share has been estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act, based upon the original sale price of the shares of Common Stock registered for resale hereunder. The price per share and maximum aggregate offering price in the table above are based on a price of $3.00 per share, which is the price at which the Company sold shares of its Common Stock in the Private Placement.